SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): February 21, 2001

INFONAUTICS, INC. (Exact Name of Registrant Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-28284 (Commission File Number)	23-2707366 IRS Employer Identification No.)
590 North Gulph Road King of Prussia, Pennsylvania (Address of Principal Executive Offices)		19406-2800 (Zip Code)
Registrant's telephone, including area code: (610) 971-8840
(not applicable) (Former Name and Former Address, if Changed Since Last Report)

Item 5. Other Events.

Infonautics, Inc. to Offer to Cancel and Replace Certain Stock Option Grants to Employees.

On February 21, 2001, Infonautics, Inc. (the "Company"), in accordance with its Board of Directors' approval in November 2000, has offered its current employees an opportunity to exchange certain stock options granted to them under the Company's Amended and Restated 1996 Equity Compensation Plan (the "1996 Plan") and the 1994 Omnibus Stock Option Plan, as amended, (the "1994 Plan") in exchange for restricted stock awards of the Company's Class A Common Stock (the "Stock"). The exchange offer is available only to current employees of the Company or its subsidiaries; the offer is not available to non-employee members of the Board of Directors. The Company's Board of Directors has determined that the existing options eligible under the terms of this exchange proposal may no longer have sufficient value to motivate and retain the option holders. As a result, the Board of Directors has decided to implement the exchange program in order to provide additional incentive to employees to help increase the productivity and growth of the Company.

Holders of options granted under the 1994 Plan and 1996 Plan exercisable for approximately 1,035,000 shares of Stock were given the opportunity to cancel their options and to exchange their options for restricted stock grants of Stock issued under the 1996 Plan. At the election of those eligible to participate in the restricted stock exchange, options will be exchanged for grants of restricted Stock according to the following formula: 0.75 shares of restricted Stock for selected options that have an exercise price of less than $3.00; 0.50 shares of restricted Stock for selected options that have an exercise price equal to $3.00 but less than $7.50; and 0.25 shares of restricted Stock for selected options that have an exercise price equal to or greater than $7.50. Regardless of the current vesting schedule of the tendered options, the restricted Stock grants shall vest in three installments unless vested otherwise in accordance with the 1996 Plan: (i) 20% on April 2, 2001, (ii) 70% on October 2, 2001 and (iii) 100% on April 2, 2002.

As of February 21, 2001, the Company had approximately 12,600,000 shares of its Class A Common Stock issued and outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFONAUTICS, INC.

By:/s/ Gerard J. Lewis, Jr.

Gerard J. Lewis, Jr. Vice President and General Counsel

Dated: March 6, 2001